Exhibit 10.7

CONTRIBUTION AGREEMENT
DATED AS OF FEBRUARY ___, 2010
BY AND AMONG
THE PARTNERS OR MEMBERS OF
[                                        ]
AND
WELSH PROPERTY TRUST, L.P.

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TABLE OF CONTENTS
(continued)

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CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into by and among Welsh Property Trust, L.P., a Delaware limited partnership and subsidiary of the REIT (defined below) (the “Operating Partnership”), and those parties listed on the signature page hereto (each such party a “Contributor” and, collectively, the “Contributors”), and shall be effective as of the date accepted by the Operating Partnership, as set forth on the signature page hereto (the “Effective Date”).
RECITALS
     WHEREAS, in connection with an initial public offering (“IPO”) of its common stock, par value $.01 per share (“REIT Common Stock”), Welsh Property Trust, Inc., a Maryland corporation (the “REIT”), desires to (i) consolidate the ownership of a portfolio of properties (the “Properties”) currently owned, directly or indirectly, by various entities and individuals through certain entities managed by Affiliates of Welsh (the “Existing Entities”), as described in the Confidential Offering Memorandum dated December 23, 2009, as supplemented by that certain Supplement dated February 16, 2010 (the “PPM”); and (ii) own and operate such Properties as a self-administered and self-managed REIT within the meaning of Section 856 of the Code; and
     WHEREAS, the consolidation of the Existing Entities (hereinafter referred to as the “Formation Transactions”) will be accomplished by a series of contributions by the owners of equity interests in such Existing Entities to the Operating Partnership in exchange for units of limited partner interest in the Operating Partnership (“OP Units”) pursuant to one or more contribution agreements (including this Agreement) substantially in the form of contribution agreement accompanying the PPM (collectively, the “Formation Transactions Documentation”); and
     WHEREAS, upon the closing of its IPO, the REIT shall contribute the net proceeds of such IPO to the Operating Partnership in exchange for that number of OP Units necessary to provide to the REIT an aggregate total value in OP Units equal to the net proceeds contributed, with a value per OP Unit equal to the initial public offering price of a share of REIT Common Stock (the “IPO Price”); and
     WHEREAS, the Contributors own all of the issued and outstanding ownership interests (the “Contributed Interests”) in                                         , one of the Existing Entities (the “Contributed Entity”); and
     WHEREAS, as part of the Formation Transactions and subject to (a) the terms and conditions set forth herein; and (b) the completion of the IPO, each Contributor desires to contribute to the Operating Partnership, and the Operating Partnership desires to acquire from each Contributor, all of such Contributor’s right, title and interests in the Contributed Interests, in exchange for OP Units; and
     WHEREAS, all necessary approvals have been obtained by the parties to this Agreement to consummate the transactions contemplated herein.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE 1
CONTRIBUTION
     Section 1.01 CONTRIBUTION TRANSACTION. At the Closing and subject to the terms and conditions contained in this Agreement, each Contributor hereby agrees to assign, set over, and transfer to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens, all of its right, title and interest in and to the Contributed Interests owned by such Contributor as set forth on Exhibit A hereto, in exchange for the consideration set forth in Section 1.02, and the Operating Partnership hereby agrees to accept such assignment by such Contributor and to agree to be bound by the terms of the Organizational Agreement governing such Contributor’s Contributed Interest and to undertake, assume and agree to punctually and faithfully perform, pay or discharge when due and otherwise in accordance with its terms all agreements, covenants, conditions, obligations and liabilities of such Contributor in the Contributed Entity with respect to such Contributor’s Contributed Interest on or after the Closing Date.
     Section 1.02 CONSIDERATION. At the Closing and subject to the terms and conditions contained in this Agreement, each Contributor hereby irrevocably agrees to accept, in exchange for its Contributed Interests, a number of OP Units equal to such Contributor’s aggregate total value set forth on Exhibit A hereto, as the same may be adjusted in accordance with Section 1.04 below (the “Contributor’s Formation Transaction Value”), divided by the IPO Price.
     Section 1.03 ISSUANCE OF OP UNITS. At the Closing and subject to the terms and conditions contained in this Agreement, the Operating Partnership shall, in exchange for the Contributed Interests contributed by each Contributor, issue to such Contributor a number of OP Units equal to such Contributor’s Formation Transaction Value, divided by the IPO Price. No fractional OP Units shall be issued pursuant to this Agreement. If aggregating all OP Units that a Contributor would otherwise be entitled to receive as a result of any of the Formation Transactions would require the issuance of a fractional OP Unit, the number of OP Units which such Contributor shall be entitled to receive shall be rounded to the nearest whole number.
     Section 1.04 CONTRIBUTOR’S FORMATION TRANSACTION VALUE ADJUSTMENT. The Contributor’s Formation Transaction Value of each Contributor shall be adjusted on the Closing Date as follows:
     (a) the Contributor’s Formation Transaction Value shall be increased by an amount equal to such Contributor’s Ratable Share of:
     (i) all Amortizing Principal Payments made by the Property Owner on or after April 1, 2010 and prior to the Cut-Off Date in respect of Debt of the Property Owner;

     (ii) all Extraordinary Principal Payments made by the Property Owner after the Effective Date and prior to the Cut-Off Date in respect of Debt of the Property Owner;
     (iii) all additions to Non-Operating Expense Reserves of the Property Owner made on or after April 1, 2010 and prior to the Cut-Off Date; and
     (iv) all Extraordinary Expense Prepayments made by the Property Owner after the Effective Date and outstanding as of the Cut-Off Date, other than that portion of each such Extraordinary Expense Prepayment relating to the period ending thirty (30) calendar days after the Cut-Off Date;
in each case to the extent such amounts were paid in cash from operating income of the Property Owner and in any event not from loan proceeds, casualty insurance proceeds or proceeds from condemnation or eminent domain proceedings, or proceeds from the sale or other disposition of the Related Property or any interest therein, or that are otherwise derived from a source other than the operation, leasing, management or occupancy of the Related Property;
     (b) the Contributor’s Formation Transaction Value shall be decreased by an amount equal to such Contributor’s Ratable Share of:
     (i) all Extraordinary Rent Prepayments received by the Property Owner after the Effective Date, other than that portion of each such Extraordinary Rent Prepayment relating to the period ending thirty (30) calendar days after the Cut-Off Date;
     (ii) all Past Due Payables of the Property Owner outstanding as of the Cut-Off Date;
     (iii) all withdrawals from Non-Operating Expense Reserves of the Property Owner made on or after the Effective Date and prior to the Cut-Off Date;
     (iv) all distributions made by the Property Owner of funds consisting of loan proceeds, casualty insurance proceeds, proceeds from condemnation or eminent domain proceedings, or proceeds from the sale or other disposition of the Related Property or any interest therein, or that are otherwise derived from a source other than the operation, leasing, management or occupancy of the Related Property; and
     (v) all liens, judgments and other monetary encumbrances against the Related Property other than those permitted in connection with the Formation Transactions.
     (c) the Contributor’s Formation Transaction Value shall be increased or decreased by an amount equal to such Contributor’s Ratable Share of the amount, if any, by which the Cut-Off Date Cash Balance is greater than (in which case such value shall be increased) or less than (in which case such value shall be decreased) the Target Cash Balance.
     Any adjustment to the Contributor’s Formation Transaction Value shall be determined as of the Cut-Off Date, and no further adjustment shall be made thereafter. Each Contributor agrees to provide, and to use such Contributor’s reasonable efforts to cause the Contributed Entity and the Property Owner to provide, such information as the Operating Partnership may reasonably require to make the adjustments to the Contributor’s Formation Transaction Value as provided in this Section 1.04. The parties acknowledge and agree that in determining the Contributor’s Formation Transaction Value the parties assumed, among other things, that the Contributor’s Formation Transaction Value would not be subject to any pro ration or adjustment other than as specifically provided in this Section 1.04.
     Section 1.05 FURTHER ACTION. If, at any time after the Closing, the Operating Partnership shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Operating Partnership the right, title or interest in or to the Contributed Interests contributed by a Contributor and the admission and substitution of the Operating Partnership for such Contributor as a limited or general partner or member, as applicable, of the Contributed Entity, each Contributor shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in the Contributed Interests or otherwise to carry out this Agreement.
     Section 1.06 TRANSACTION COSTS. If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the Existing Entities in connection with the Formation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions; provided that the REIT and the Operating Partnership shall not be responsible for any transaction costs or expenses incurred by the Contributors.
     Section 1.07 TAX TREATMENT OF THE FORMATION TRANSACTIONS. The parties hereto intend and agree, that for U.S. federal income tax purposes, to the extent the Operating Partnership receives 100% of the Contributed Entity, the contribution of the Contributed Interests effectuated pursuant to this Agreement shall be treated as a transaction in “assets-over” partnership merger pursuant to Treasury Regulation Section 1.708-1(c)(3).
ARTICLE 2
CLOSING
     Section 2.01 CONDITIONS PRECEDENT.
     (a) Condition to Each Party’s Obligations. The respective obligations of each party to effect the contribution of the Contributed Interests and the issuance of the OP Units contemplated by this Agreement, and to consummate the other transactions contemplated hereby, is subject to the satisfaction or, if applicable, waiver, on or prior to the effective time, of the following conditions:
     (i) Registration Statement. The Registration Statement (defined below) shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be the subject of any stop order or proceedings by the Securities and

Exchange Commission (the “SEC”) seeking a stop order. This condition may not be waived by any party.
     (ii) IPO Proceeds. The REIT shall have received the proceeds from the IPO not later than concurrently herewith. This condition may not be waived by any party.
     (iii) No Injunction. No party to this Agreement or any of the other Formation Transactions Documentation shall be subject to any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that prevents or prohibits consummation of any of the transactions contemplated in this Agreement.
     (b) Conditions to Obligations of the Operating Partnership. The obligations of the Operating Partnership are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership in whole or in part):
     (i) Representations and Warranty Agreement. The Principals shall have entered into the Representations and Warranty Agreement.
     (ii) Representations and Warranties. Except as would not have a material adverse effect on the financial condition or results of operations of the Contributed Entity or the Operating Partnership, the representations and warranties of each Contributor contained in this Agreement, as well as those of the Principals contained in the Representations and Warranty Agreement, shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).
     (iii) Performance by the Contributors. Each Contributor shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     (iv) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for each Contributor to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of such Contributor to consummate the transactions contemplated by this Agreement) shall have been obtained.
     (v) No Material Adverse Change. There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, financial condition, results of operation or prospects of the Contributed Entity or the Property Owner.
     (vi) Formation Transactions. The other Formation Transactions shall have been consummated not later than concurrently herewith.
     (vii) Lock-Up Agreement. Each Contributor shall have executed and delivered a lock-up agreement substantially in the form attached as Exhibit B hereto (the “Lock-Up Agreement”).

     (c) Conditions to Obligations of the Contributors. The obligation of each Contributor to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions:
     (i) Representations and Warranties. Except as would not have a material adverse effect on the financial condition or results of operations of the Operating Partnership, the representations and warranties of the Operating Partnership contained in this Agreement shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).
     (ii) Performance by the Operating Partnership. The Operating Partnership shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     (iii) Registration Rights Agreement. The REIT shall have executed and delivered a registration rights agreement substantially in the form attached as Exhibit C hereto (the “Registration Rights Agreement”).
     Section 2.02 TIME AND PLACE. Unless this Agreement shall have been terminated pursuant to Section 2.06 hereof, and subject to satisfaction or waiver of the conditions in Section 2.01 hereof, the closing of the contribution contemplated by Section 1.01 and the other transactions contemplated hereby shall occur on the day on which the REIT receives the proceeds from the IPO from the underwriter(s) (the “Closing” or the “Closing Date”). The Closing shall take place at the offices of Briggs and Morgan, P.A., 2200 IDS Center, 80 South 8th Street, Minneapolis, MN 55402, or such other place as determined by the Operating Partnership in its sole discretion. The contribution described in Section 1.01 hereof and all closing deliveries shall be deemed concurrent for all purposes.
     Section 2.03 DELIVERY OF OP UNITS; EXECUTION OF OPERATING PARTNERSHIP AGREEMENT. The issuance of the OP Units pursuant to this Agreement shall be reflected in the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Operating Partnership Agreement”) substantially in the form of Exhibit D hereto. The OP Units will be governed by the terms and conditions of the Operating Partnership Agreement, a copy of which Contributor has received and reviewed and which Contributor accepts and agrees to execute and by which Contributor agrees to be legally bound. At the Closing (or as soon as reasonably practicable thereafter), the Operating Partnership shall deliver or cause to be delivered to each Contributor an executed copy of such Operating Partnership Agreement.
     Section 2.04 CLOSING DELIVERIES. At the Closing, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered any other documents reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Contributed Interests, free and clear of all Liens, to admit and substitute the Operating Partnership for each Contributor as a limited or general partner or member, as applicable, of the Contributed Entity and to effectuate the transactions contemplated hereby, including, without limitation:
     (a) The Operating Partnership Agreement;
     (b) The Registration Rights Agreement;
     (c) The Lock-Up Agreement;
     (d) An Assignment and Assumption;
     (e) A FIRPTA Affidavit in the form attached hereto as Exhibit H; and
     (f) An IRS Form W-9.
     Section 2.05 CLOSING COSTS. The Operating Partnership shall pay any documentary transfer Taxes, escrow charges, title charges and recording Taxes or fees incurred in connection with the transactions contemplated hereby.
     Section 2.06 TERM OF THE AGREEMENT. This Agreement shall terminate automatically if (i) the initial registration statement of the REIT for the IPO (the “Registration Statement”) has not been filed with the SEC by March 31, 2010, or (ii) the Formation Transactions shall not have been consummated on or prior to June 30, 2010 (such date is hereinafter referred to as the “Outside Date”).
     Section 2.07 EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the Operating Partnership and the Contributors under this Agreement shall terminate, except that the obligations set forth in Article 8 shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party’s obligations under this Agreement is not satisfied by the Outside Date as a result of another party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transactions Documentation, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired. If this Agreement shall terminate for any reason prior to completion of the Formation Transactions, each Contributor shall pay his, her or its own costs and expenses and a proportionate share of the transaction costs and expenses of the REIT, the Operating Partnership and the Existing Entities relating to the Formation Transactions, as determined by the Operating Partnership in its reasonable discretion.
     Section 2.08 TAX WITHHOLDING. The Operating Partnership shall be entitled to deduct and withhold, from the consideration payable pursuant to this Agreement to any Contributor, such amounts as the Operating Partnership is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law (e.g. backup withholding or FIRPTA withholding). To the extent that amounts are so withheld by the Operating Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Contributor in respect of which such deduction and withholding was made by the Operating Partnership.

ARTICLE 3
REPRESENTATIONS, WARRANTIES AND
INDEMNITIES OF THE OPERATING PARTNERSHIP
     The Operating Partnership hereby represents and warrants to and covenants with each Contributor as follows:
     Section 3.01 ORGANIZATION; AUTHORITY.
     (a) The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Operating Partnership has all requisite power and authority to enter this Agreement and the other Formation Transactions Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect on the financial condition or results of operations of the Operating Partnership.
     Section 3.02 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Formation Transactions Documentation by the Operating Partnership have been duly and validly authorized by all necessary action of the Operating Partnership. This Agreement, the other Formation Transactions Documentation and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement or the other Formation Transactions Documentation constitute, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, each enforceable against the Operating Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity and except to the extent that enforceability of the indemnification and contribution provisions set forth in the Formation Transactions Documentation may be limited by the federal or state securities Laws or the public policy underlying such Laws.
     Section 3.03 CONSENTS AND APPROVALS. Except in connection with the IPO and the consummation of the Formation Transactions, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
     Section 3.04 NO VIOLATION. None of the execution, delivery or performance of this Agreement, the other Formation Transactions Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under (a) the organizational documents of the Operating Partnership, (b) any term or provision of any judgment, order, writ, injunction, or decree binding on the Operating Partnership, or (c) any other material agreement to which the Operating Partnership is a party.
     Section 3.05 VALIDITY OF OP UNITS. The issuance of the OP Units to each Contributor pursuant to this Agreement will have been duly authorized by the Operating Partnership and, when issued against the consideration therefor, will be validly issued by the Operating Partnership, free and clear of all Liens created by the Operating Partnership (other than Liens created by the Operating Partnership Agreement).
     Section 3.06 LITIGATION. There is no action, suit or proceeding pending or, to the Operating Partnership’s knowledge, threatened against the Operating Partnership that, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the Operating Partnership or which challenges or impairs the ability of the Operating Partnership to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.
     Section 3.07 LIMITED ACTIVITIES. Except for activities in connection with the IPO or the Formation Transactions, the Operating Partnership has not engaged in any material business or incurred any material obligations.
     Section 3.08 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III, the Operating Partnership shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.
     Section 3.09 INDEMNIFICATION.
     (a) From and after the Closing Date, the Operating Partnership shall indemnify and hold harmless each Contributor and its Affiliates (each, a “Contributor Indemnified Party”) from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) arising out of or relating to, asserted against, imposed upon or incurred by any Contributor Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of the Operating Partnership contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered by the Operating Partnership pursuant to this Agreement; provided, however, that the Operating Partnership shall not have any obligation under this Section to indemnify any Contributor Indemnified Party against any Losses to the extent that such Losses arise by virtue of (i) any diminution in value of OP Units; or (ii) a Contributor’s breach of this Agreement, gross negligence, willful misconduct or fraud.
     (b) At the time when any Contributor Indemnified Party learns of any potential claim under this Section 3.09 (a “Claim”) against the Operating Partnership, it will promptly give written notice (a “Claim Notice”) to the Operating Partnership; provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Operating Partnership shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to such Contributor Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, such Contributor Indemnified Party shall deliver to the Operating Partnership, promptly after such Contributor Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Contributor Indemnified Party relating to a Third Party Claim (defined below). Any Contributor Indemnified Party may, at its option, demand indemnity under this Section 3.09 as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as such Contributor Indemnified Party shall in good faith determine that such claim is not frivolous and that such Contributor Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.
     (c) The Operating Partnership shall be entitled, at its own expense, to assume and control the defense of any Claims based on claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Operating Partnership, if it gives notice of its intention to do so to such Contributor Indemnified Party within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that such Contributor Indemnified Party may at all times participate in such defense at its own expense. Without limiting the foregoing, in the event that the Operating Partnership exercises the right to undertake any such defense against a Third Party Claim, such Contributor Indemnified Party shall cooperate with the Operating Partnership in such defense and make available to the Operating Partnership (unless prohibited by Law), at the Operating Partnership’s expense, all witnesses, pertinent records, materials and information in such Contributor Indemnified Party’s possession or under such Contributor Indemnified Party’s control relating thereto as is reasonably required by the Operating Partnership. No compromise or settlement of such Third Party Claim may be effected by either such Contributor Indemnified Party, on the one hand, or the Operating Partnership, on the other hand, without the other’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Contributor Indemnified Party that is party to such claim is released from all liability with respect to such claim.
     (d) All representations, warranties and covenants of the Operating Partnership contained in this Agreement shall survive until the first anniversary of the Closing Date (the “Expiration Date”). If written notice of a claim in accordance with the provisions of this Section 3.09 has been given prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived. In furtherance of the foregoing, each Contributor hereby waives, as of the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties hereto arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Section 3.09. The foregoing sentence shall not limit a Contributor’s right to specific performance or injunctive relief in connection with the breach by the Operating Partnership of its covenants in this Agreement.

     (e) All indemnity payments made hereunder shall be treated as adjustments to the consideration paid hereunder for United States federal income tax purposes.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS
     Each Contributor, severally and not jointly, hereby represents, warrants and agrees that as of the Closing Date:
     Section 4.01 AUTHORITY; BINDING OBLIGATION. The signature of such Contributor on this Agreement is genuine. If such Contributor is an individual, such Contributor has the legal capacity and authority to execute, deliver and perform its obligations under this Agreement and the agreements contemplated hereby, and no other Person has any community property rights, by virtue of marriage or otherwise, with respect to such Contributor’s Contributed Interests. If such Contributor is an entity, such Contributor (i) is duly organized, validly existing and in good standing under the Laws of the state of its organization; (ii) has all requisite power and authority to enter this Agreement and each agreement contemplated hereby, to carry out the transactions contemplated hereby and thereby, to own, lease or operate its property and to carry on its business as presently conducted; and (iii) the execution, delivery and performance of this Agreement and each agreement contemplated hereby by such Contributor have been duly and validly authorized by all necessary action of the Contributor. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of such Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Contributor, each enforceable against such Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
     Section 4.02 OWNERSHIP OF CONTRIBUTED INTERESTS. Such Contributor is the record owner of the Contributed Interests owned by he, she or it and has the power and authority to transfer, sell, assign and convey to the Operating Partnership such Contributed Interests free and clear of any Liens and, upon delivery of the consideration for such Contributed Interests as provided herein, the Operating Partnership will acquire good and valid title thereto, free and clear of any Liens. Except as provided for or contemplated by this Agreement or the other applicable Formation Transactions Documentation, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (i) relating to the Contributed Interests owned by such Contributor or (ii) to purchase, transfer or otherwise acquire, or in any way encumber, any of the interests which comprise such Contributed Interests or any securities or obligations of any kind convertible into any of the interests which comprise such Contributed Interests or other equity interests or profit participation of any kind in the Existing Entities. All of the issued and outstanding Contributed Interests have been duly authorized and are validly issued, fully paid and non-assessable.
     Section 4.03 CONSENTS AND APPROVALS. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any

Person or Governmental Authority or under any applicable Laws is required to be obtained by such Contributor in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a material adverse effect on the financial condition or results of operations of the Contributed Entity.
     Section 4.04 NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby or thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) any agreement, document or instrument to which such Contributor is a party or by which such Contributor or its Contributed Interest is bound, (B) any term or provision of any judgment, order, writ, injunction, or decree binding on such Contributor (or its assets or properties), or (C) if such Contributor is an entity, any provisions of the organizational or other formation or governing documents or agreements of such Contributor, except any such breaches or defaults that would not have a material adverse effect on the financial condition or results of operations of the Contributed Entity.
     Section 4.05 NON-FOREIGN PERSON. Such Contributor is a United States person (as defined in the Code) and is, therefore, not subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons.
     Section 4.06 TAXES. Except as would not have a material adverse effect on the financial condition or results of operations of the Contributed Entity, (i) such Contributor has timely filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it, and (ii) (x) no written deficiencies for any Taxes have been proposed, asserted or assessed against it and (y) to the Contributor’s knowledge, no deficiencies for any Taxes will be proposed, asserted or assessed against it, and (z) no requests for waivers of the time to assess any such Taxes are pending.
     Section 4.07 TAX MATTERS. Contributor represents and warrants that it has (or, if Contributor is not a natural person, the beneficial owners of Contributor have) obtained from its or their own counsel advice regarding the tax consequences of (i) the transfer of Contributor’s Contributed Interests to the Operating Partnership and the receipt of OP Units as consideration therefor, (ii) Contributor’s admission as a limited partner of the Operating Partnership and (iii) any other transaction contemplated by this Agreement. Contributor further represents and warrants that it has (or, if such Contributor is not a natural person, the beneficial owners of Contributor have) not relied on the Operating Partnership, the REIT, any Principal, or such Person’s Affiliates, representatives or counsel for any tax advice.
     Section 4.08 TAX INFORMATION. From the date hereof and subsequent to the Closing, Contributor agrees to provide the Operating Partnership with such tax information relating to the Contributed Interests that is in Contributor’s possession or control (including such tax information the Contributor could obtain using reasonable efforts) and that is reasonably requested by the Operating Partnership and not otherwise in the Operating Partnership’s possession or control and to cooperate with the Operating Partnership with respect to the filing of tax returns by the Operating Partnership.
     Section 4.09 SOLVENCY. Such Contributor has been and will be solvent at all times prior to and for the ninety (90) day period following the transfer of its Contributed Interests to the Operating Partnership.
     Section 4.10 LITIGATION. There is no action, suit or proceeding pending or, to such Contributor’s knowledge, threatened against such Contributor affecting all or any portion of the Contributed Interests owned by it or such Contributor’s ability to consummate the transactions contemplated hereby which, if adversely determined, would adversely affect the Contributor’s ability to so consummate the transactions contemplated hereby. Such Contributor knows of no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting all or any portion of the Contributed Interests owned by it, which in any such case would impair the Contributors’ ability to enter into and perform all of its obligations under this Agreement.
     Section 4.11 INVESTMENT. Such Contributor acknowledges that the offering and issuance of the OP Units to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Contributors contained herein. In furtherance thereof, such Contributor represents and warrants to the Operating Partnership as follows:
     (a) Such Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act). Such Contributor has accurately completed the Accredited Investor Questionnaire attached hereto as Exhibit E indicating the basis for such Contributor’s accredited investor status. Such Contributor will, upon request, execute and/or deliver any additional documents deemed by the Operating Partnership to be necessary or desirable to confirm such Contributor’s accredited investor status.
     (b) Such Contributor is acquiring the OP Units solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the securities Laws.
     (c) Such Contributor is knowledgeable, sophisticated and experienced in business and financial matters and such Contributor fully understands the limitations on transfer imposed by the federal securities Laws. Such Contributor is able to bear the economic risk of holding the OP Units for an indefinite period and is able to afford the complete loss of its investment in the OP Units; such Contributor has received and reviewed all information and documents about or pertaining to the Operating Partnership and the business and prospects of the Operating Partnership and the issuance of the OP Units as such Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the Operating Partnership and the business and prospects of the Operating Partnership which such Contributor deem necessary or desirable to evaluate the merits and risks related to its investment in the OP Units; and such Contributor understands and has taken cognizance of all risk factors related to the purchase of the OP Units. Such Contributor is relying upon its own independent analysis and assessment (including with respect to Taxes), and the advice of such Contributor’s advisors (including tax advisors), and not upon that of the Operating Partnership or any of the Operating Partnership’s Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby. Such Contributor has not been furnished with and has not relied on any oral or written representation in connection with the offering of the OP Units that is not contained in this Agreement or the PPM.
     (d) Such Contributor acknowledges that the OP Units have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or an exemption from registration is available. Such Contributor acknowledges that his, her or its ability to sell or otherwise transfer the OP Units is further restricted by certain provisions of the Operating Partnership Agreement and the Lock-Up Agreement and may be further restricted by other applicable securities laws.
     (e) Such Contributor is, for purposes of the application of state securities laws, a resident of the state set forth on the signature page hereto below such Contributor’s signature.
     Section 4.12 NO BROKERS OR FINDERS. Such Contributor has not entered into any agreement and is not otherwise liable or responsible to pay any brokers’ or finders’ fees or expenses to any person or entity with respect to this Agreement or the purchase and issuance of the OP Units contemplated hereby, except for any such person or entity the fees and expenses for which such Contributor shall be solely responsible and pay.
     Section 4.13 WAIVER OF RIGHTS UNDER ORGANIZATIONAL AGREEMENT. Each Contributor hereby waives any rights or claims it may have under any Organizational Agreement of the Contributed Entity related to the transfer of Contributed Interests to the Operating Partnership by the members or partners, as applicable, of such Contributed Entity, including but not limited to any notice requirements, rights of first refusal, rights of first offer, drag-along rights and tag-along rights, and further waives compliance with any terms or conditions under any such Organizational Agreement with respect to such transfer.
     Section 4.14 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV, the Contributors shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.
     Section 4.15 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS. The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV (other than Sections 4.02, 4.05 and 4.11) shall not survive the Closing.

ARTICLE 5
COVENANTS AND OTHER AGREEMENTS
     Section 5.01 COVENANTS OF THE CONTRIBUTORS. From the date hereof through the Closing, except as otherwise provided for or as contemplated by this Agreement, each Contributor shall not:
     (a) sell, transfer or otherwise dispose of all or any portion of such Contributor’s Contributed Interests or any interests therein;
     (b) mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of such Contributor’s Contributed Interests;
     (c) authorize or consent to, or cause the Contributed Entity to sell, assign, transfer or dispose of any of its assets;
     (d) authorize or consent to, or cause the Contributed Entity to mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of its assets;
     (e) amend the certificate of limited partnership or formation, as applicable, Organizational Agreements or other governing documents of the Contributed Entity without the consent of the Operating Partnership; or
     (f) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to the Contributed Entity.
     Section 5.02 COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND THE CONTRIBUTORS. Each of the Operating Partnership and each Contributor shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.
ARTICLE 6
CHANGES TO FORM AGREEMENTS
     Section 6.01 CHANGES TO FORM AGREEMENT. Each Contributor agrees and confirms that the terms of the OP Units described in the PPM and the Exhibits thereto are not final and may be modified depending on the prevailing market conditions at the time of the IPO. By executing this Agreement such Contributor hereby authorizes the Operating Partnership and the REIT to, and understands and agrees that the Operating Partnership and the REIT may, make changes (including changes that may be deemed material) to the Operating Partnership Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Assignment and

Assumption and the Representations and Warranty Agreement, and such Contributor agrees to receive the OP Units with such final terms and conditions as the Operating Partnership and/or the REIT determines, in their reasonable discretion.
ARTICLE 7
POWER OF ATTORNEY
     Section 7.01 POWER OF ATTORNEY. By executing this Agreement, each undersigned Contributor hereby irrevocably constitutes and appoints the Operating Partnership (or a substitute appointed by the Operating Partnership) as his, her or its attorney-in-fact and agent with full power of substitution to take any and all actions and execute any of the following agreements on such Contributor’s behalf and in such Contributor’s name: the Operating Partnership Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Assignment and Assumption and any other documents related to the consummation of the Formation Transactions, or any of the other transactions contemplated by this Agreement on such Contributor’s behalf and in such Contributor’s name, as may be deemed by the Operating Partnership as necessary or desirable to effectuate the Formation Transactions, the IPO, and the other transactions described herein or in the PPM. Each Contributor hereby grants to each attorney-in-fact full power and authority to do and perform each and every act and thing which may be necessary, or convenient, in connection with the foregoing, as fully, to all intents and purposes, as the undersigned might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by authority hereof. Such power-of-attorney shall be deemed to be coupled with an interest and shall be irrevocable and shall survive the death, disability or dissolution of the Contributor.
ARTICLE 8
GENERAL PROVISIONS
     Section 8.01 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the addresses set forth on the signature page hereto (or at such other address for a party as shall be specified by notice from such party)
     Section 8.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.
     (a) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
     (b) “Amortizing Principal Payment” means the principal component of any regularly scheduled installment of principal and interest in respect of Debt. The term “Amortizing Principal Payment” does not include the principal component of (i) any voluntary prepayment of Debt, or (ii) any payment made in respect of any Debt that has become due by reason of acceleration or the occurrence or nonoccurrence of any event requiring a mandatory prepayment.
     (c) “Assignment and Assumption” means an Assignment and Assumption of Ownership Interests substantially in the form attached as Exhibit F hereto.
     (d) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Minnesota or Delaware.
     (e) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.
     (f) “Cut-Off Date” means a date to be established by the Operating Partnership for purposes of determining adjustments to the Contributor’s Formation Transaction Value pursuant to Section 1.04 hereof, which date shall be no earlier than ten (10) calendar days prior to the Closing Date and no later than the calendar day prior to the Closing Date.
     (g) “Cut-Off Date Cash Balance” means all cash and cash equivalents that would be shown on a balance sheet of the Operating Entity prepared on the Cut-Off Date in a manner consistent with historical accounting practices applicable to the Operating Entity to the extent the same derive from operating income of the Operating Entity and in any event excluding (i) cash and cash equivalents consisting of loan proceeds, casualty insurance proceeds, proceeds from condemnation or eminent domain proceedings, or proceeds from the sale or other disposition of the Related Property or any interest therein, or that are otherwise derived from a source other than the operation, leasing, management or occupancy of the Related Property, and (ii) cash and cash equivalents consisting of Non-Operating Expense Reserves made on or after April 1, 2010.
     (h) “Debt” means, with respect to any Person, without duplication, (a) its liabilities for borrowed money, (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (c) its capital lease obligations, and (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities).
     (i) “Extraordinary Expense Prepayments” means, as of any date of determination, all prepaid expenses of the Property Owner to the extent such expenses relate to a date more than thirty (30) days after such date of determination.
     (j) “Extraordinary Principal Payment” means any payment of principal in respect of Debt other than an Amortizing Principal Payment. The term “Extraordinary Principal

Payment” includes the principal component of (i) any voluntary prepayment of Debt, or (ii) any payment made in respect of any Debt that has become due by reason of acceleration or the occurrence or nonoccurrence of any event requiring a mandatory prepayment.
     (k) “Extraordinary Rent Prepayments” means any prepayment of rent and other fees and charges due or to become due to the Property Owner pursuant to any lease or other occupancy agreement more than thirty (30) days in advance to the extent the same is received by the Property Owner.
     (l) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
     (m) “IPO Price” means the initial public offering price of a share of REIT Common Stock in the IPO.
     (n) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.
     (o) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.
     (p) “Non-Operating Expense Reserves” means any escrow, deposit or reserve required by the terms of any agreement to which the Property Owner is a party or by which the Property Owner or its assets are bound, other than Restricted Deposits.
     (q) “Operating Entity” means the Contributed Entity or, if the Contributed Entity does not own or hold the Related Property or co-tenancy interest in the Related Property, the entity that owns such Property or co-tenancy interest.
     (r) “Operating Entity’s Share” means the Operating Entity’s undivided ownership interest in the Related Property stated as a percentage.
     (s) “Operating Expenses” means all normal and reasonable expenses of owning, operating, leasing, managing, maintaining and occupying all real and personal property owned by the Property Owner, including but not limited to: (i) payments to, for the benefit of or required in connection with personnel employed to manage, operate and maintain the Property Owner or its properties; (ii) utility charges; (iii) costs of heating, lighting, ventilating and air conditioning; (iv) premiums for hazard, casualty, rent loss and liability insurance; (v) ad valorem real estate and personal property taxes, installments of special assessments and sales tax payments; (vi) expenses for maintenance and repair of buildings, grounds, driveways and parking areas; (vii) costs of janitorial services, tools, equipment and supplies; (viii) management fees, including without limitation fees paid or payable to Welsh or one or more of its Affiliates; (ix) landscaping, lawn, shrub and tree trimming, fertilizing and care expenses; (x) equipment lease payments; (xi) snow and ice removal expenses; (xii) advertising and promotion expenses; (xiii) expenses related to the delivery of cable television, internet access, telephone and similar services to tenants of the Property Owner for a fee; (xiv) all security expenses; (xv) costs of printing, stationery and office supplies; (xvi) attorneys’ fees and accountants’ fees, (xvii) capital improvement and expenditures; (xviii) costs of warranty repairs; (xix) fees of consultants; (xx) costs in connection with or in contemplation of sale or refinancing, such as costs of appraisals, environmental or engineering studies; and (xxi) income, franchise and other taxes.
     (t) “Organizational Agreement” means the partnership, limited liability company, operating or similar agreement of the Contributed Entity.
     (u) “Past Due Payables” means, as of any date of determination, all liabilities and other obligations of the Property Owner that (i) are due and remain unpaid as of such date of determination, and (ii) all expenses incurred by the Property Owner that remain unpaid as of such date of determination to the extent such expenses relate to a date more than thirty (30) days prior to the date of determination.
     (v) “Person” means an individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, or a government or agency or political subdivision thereof.
     (w) “Principals” means Dennis J. Doyle, Scott T. Frederiksen and Jean V. Kane.
     (x) “Property Owner” means (i) if the interest of the Operating Entity in the Related Property is as a co-tenant with one or more other Persons, the Operating Entity and each other such co-tenant, collectively, and (ii) otherwise, the Operating Entity.
     (y) “Ratable Share” means the direct or indirect equity interest of a Contributor in the Operating Entity stated as a percentage of all direct and indirect equity interests in the Operating Entity; provided, that if the interest of the Operating Entity in the Related Property is as a co-tenant with one or more other Persons, then the Ratable Share shall be the percentage determined as provided above multiplied by the percentage ownership interest of the Operating Entity as a co-tenant in the Related Property. For example, if the Contributor owns 50% of all direct and indirect equity interests in an Operating Entity, and the Operating Entity owns an undivided 50% interest in the Related Property as a co-tenant with one or more other Persons, then the Ratable Share shall equal 25%.
     (z) “Related Property” means the Property owned, in whole or in part, by the Operating Entity and used to establish the Contributor’s Formation Transaction Value for purposes of this Agreement.
     (aa) “Representations and Warranty Agreement” means that Representations and Warranty Agreement by and among the REIT, the Operating Partnership and the Principals substantially in the form attached as Exhibit G hereto.
     (bb) “Restricted Deposit” means any escrow, deposit or reserve required by the terms of any agreement to which the Property Owner is a party or by which the Property Owner or its assets are bound and established or maintained to pay or provide for payment of any Operating Expense of the Property Owner, including without limitation escrows for taxes, insurance and other charges, and deposits and reserves for repairs, replacements, capital expenditures, leasing commissions and tenant improvements.

     (cc) “Target Cash Balance” means, as of any date of determination, an amount, determined by the Operating Partnership in its reasonable discretion, equal to the sum of the following:
     (i) the Operating Entity’s Share of the aggregate amount of all security deposits and similar deposits due or that may become due to tenants of the Related Property or other third parties in connection with the Related Property;
     (ii) the Operating Entity’s Share of the aggregate amount of all Restricted Deposits and other escrow, deposits and reserves that are otherwise historically or customarily maintained by the Property Owner, including without limitation escrows for taxes, insurance and other charges, and deposits and reserves for repairs, replacements, capital expenditures, leasing commissions and tenant improvements, whether or not so required, but excluding Non-Operating Expense Reserves;
     (iii) the Operating Entity’s Share of the aggregate amount of all payments of principal, interest and/or late fees on Debt that are due on such date or scheduled to become due during the period of thirty (30) days following such date; and
     (iv) the Operating Entity’s Share of that portion of all Operating Expenses incurred or to be incurred by the Operating Entity that are due on such date or scheduled to become due during the period of thirty (30) days following such date.
     (dd) “Tax” means all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other Taxes, tariffs or governmental charges of any nature whatsoever, including (i) estimated Taxes, together with penalties, interest or additions to Tax with respect thereto and (ii) any Taxes of another person or entity as a result of any transfer, succession or assignment, by contract, or otherwise.
     (ee) “Welsh” means Welsh Companies, LLC.
     Section 8.03 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.
     Section 8.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, including, without limitation, the exhibits and schedules hereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.
     Section 8.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     Section 8.06 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (including by operation of law) by any Contributor without the prior written consent of the Operating Partnership and by the Operating Partnership without the prior written consent of a majority in interest of the Contributors, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.
     Section 8.07 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Hennepin County, Minnesota, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.
     Section 8.08 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.
     Section 8.09 RULES OF CONSTRUCTION.
     (a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     (b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     Section 8.10 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Contributor and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity. Notwithstanding the foregoing, this Agreement shall not bar any equitable remedies otherwise available to the Contributor pursuant to the terms and provisions contained in Section 3.09.
     Section 8.11 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.
     Section 8.12 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     Section 8.13 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Operating Partnership or any of the Contributors.
     Section 8.14 AMENDMENTS. This Agreement may be amended by appropriate instrument, without the consent of any Contributor, at any time prior to the Closing Date; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to the Contributors. For the avoidance of doubt, any adjustment to the Contributor’s Formation Transaction Value of any Contributor that is made pursuant to, and in accordance with, Section 1.04 shall not require the consent of such Contributor.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the Effective Date.

Effective Date: , 20___	WELSH PROPERTY TRUST, L.P.

	By:	WELSH PROPERTY TRUST, LLC Its General Partner
By:

Name:
Title:
Address:

CONTRIBUTORS:

Name:
Title:
Address:
Residence:

Name:
Title:
Address:
Residence:

Name:
Title:
Address:
Residence:

Name:
Title:
Address:
Residence:

Name:
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Signature Page to Contribution Agreement

EXHIBITS
Exhibit A: Contributor’s Formation Transaction Value
Exhibit B: Form of Lock-Up Agreement
Exhibit C: Form of Registration Rights Agreement
Exhibit D: Form of Operating Partnership Agreement
Exhibit E: Accredited Investor Questionnaire
Exhibit F: Form of Assignment and Assumption
Exhibit G: Form of Representations and Warranty Agreement
Exhibit H: FIRPTA Affidavit